Exhibit 5.1

Alan A Frydenlund, KC+ *

James L Carpick+

Patrick J Haberl+

Heather E Maconachie

Michael F Robson+

Geoffrey M Bowman+

George J Roper+

Tony R Anderson+

Brian Y K Cheng+**

Brittney S Dumanowski

Lily Y Zhang

Allison R Kuchta+

Christopher P Weafer+

Gregory J Tucker, KC+ *± **±

Terence W Yu+

James H McBeath+

Scott H Stephens+

David W P Moriarty+ *±

Katharina R Spotzl+

Nikta Shirazian+

Laura A Buitendyk

Isabella K Stuart

Daniel W Burnett, KC+ Ronald G Paton+ Gary M Yaffe+ Harley J Harris+ Kari F Richardson+ Jennifer R Loeb+ Daniel H Coles+ * Jean Feng+ Patrick J Weafer Taahaa Patel Sean Ryan Mak	Harvey S Delaney+ Paul J Brown+ John J Kim+ *± *^ Jonathan L Williams+ Paul A Brackstone+ * Michelle Karby+ Jocelyn M Bellerud+ Sameer Kamboj+ Heather A Frydenlund*± Harleen K Randhawa

Josephine M Nadel, KC, Associate Counsel+

Duncan J Manson, Associate Counsel+

Jeffrey B Lightfoot, Associate Counsel+

Andrew J Stainer, Associate Counsel+ **±

Hon Walter S Owen, OC, QC, LLD (1981)

John I Bird, QC (2005)

	+Law Corporation *±Also of the Alberta Bar **±Also of the Ontario Bar *^Also of the NWT Bar *Also of the Yukon Bar **Also of the Washington Bar	Vancouver Centre II 2900-733 Seymour Street PO Box 1 Vancouver, BC V6B 0S6 Canada

March 7, 2024 VIA ELECTRONIC MAIL BNYD Cannasoft Enterprises Inc. Dear Sirs/Mesdames:	Telephone 604 688-0401 Fax 604 688-2827 Website www.owenbird.com Direct Line: 604 691-7504 Direct Fax: 604 632-4440 E-mail: rpaton@owenbird.com Our File: 37420/0013

Re:	BYND Cannasoft Enterprises Inc. (the “Company”)

We have acted as counsel to the Company, a company existing under the laws of the Province of British Columbia, Canada, in connection with the registration pursuant to a registration statement (Registration No. 333-277464), initially filed February 28, 2024, together with the prospectus contained therein (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for the purpose of qualifying the offering for sale by the Company from time to time during the effective period, including that of any amendments thereto. The Registration Statement pertains to the offering by the Company of the following securities of the Company in one or more series or issuances, with a total offering price of such securities, in the aggregate, of up to US$7,000,000 (the “Offering”). The Offering will consist of units of securities (each a “Unit”) in the capital of the Company, each comprised of (i) one common share (“Share”); one Series A common share purchase warrant and two Series B common share purchase warrants; or (ii) or one pre-funded warrant to acquire a common share; one Series A common share purchase warrant and two Series B common share purchase warrants. Each Series A, Series B and pre-funded warrant entitles the holder to obtain a Share upon exercise (each a “Warrant Share”), each as further described in the Registration Statement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

Examinations

We have made such investigations and examined originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions expressed below, including but not limited to:

a)	a certificate of the chief financial officer of the Company dated December 21, 2023, certifying certain factual matters (the (“Officer’s Certificate”);

b)	a certificate of good standing issued by the Registrar of Companies for the Province of British Columbia March 7, 2024 (the “Good Standing Certificate”);

INTERLAW	MEMBER OF INTERLAW, AN INTERNATIONAL ASSOCIATION OF INDEPENDENT LAW FIRMS IN MAJOR WORLD CENTRES

March 7, 2024 Page 2

c)	the certificate of amalgamation, notice of articles and articles of the Company (the “Charter Documents”);

d)	certain resolutions of the Company’s directors; and

e)	a certificate of the transfer agent as to the number of issued and outstanding Common Shares dated as of March 6, 2024 (the “Transfer Agent Certificate”).

Assumptions

In rendering the opinions expressed herein we have assumed:

(a)	the identity and capacity of all individuals acting or purporting to act as public officials;

(b)	that no purchasers of Units are Canadian and that no trade of Units or the underlying securities will occur on an exchange in Canada or to a resident of Canada for a period of four months and one day from the date first written above;

(c)	that each party to any agreement or instrument referred to herein, excluding the Company, has all requisite power and authority to execute and deliver such agreement or instrument and to do all acts and things as required or contemplated to be done thereby, has duly authorized the execution and delivery of such agreement or instrument and the observance and performance of its obligations thereunder and has duly executed such agreement or instrument and has duly delivered the same to each of the other parties thereto, and that such agreements constitute legal, valid and binding agreements enforceable against such parties in accordance with their terms;

(d)	the accuracy and completeness of all information provided to us by offices of public record;

(e)	the legal capacity of all individuals who are signatories to all documents, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed or photostatic copies;

(f)	that the parties to the Underwriting Agreement, excluding the Company, were or will be, at the time of execution and delivery thereof, validly created or incorporated, in existence and in good standing, and that the Underwriting Agreement constitutes, or will constitute when signed, a legal, valid and binding agreements enforceable against such parties in accordance with its terms;

(g)	the Company is not a “related issuer” (as that term is defined in National Instrument 33-105 Underwriting Conflicts) of the Underwriter;

March 7, 2024 Page 3

(h)	the Registration Statement constitutes full, true and plain disclosure of all material facts and does not contain a misrepresentation in connection therewith;

(i)	at or prior to the time of the issuance and delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act, that the Shares will have been registered under the Securities Act pursuant to the Registration Statement and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of the Shares;

(j)	the Underwriter has or will have complied in all material respects with its obligations under the Underwriting Agreement and the requirements of Section 4(a)(i) of British Columbia Securities Commission BC Instrument 72-503 Distribution of Securities Outside of Canada.
Qualifications

With respect to the accuracy of factual matters material to this opinion, we have relied upon the Company’s documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressee or any other person of any change in law or any fact that may come or be brought to our attention after the date of this letter.

To the extent the Officer’s Certificate and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification or exception.

We have also assumed without independent verification that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the Shares or their issue, other than as specified in the Registration Statement and Corporate Documents.

Notwithstanding the foregoing and our opinions below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the transactions contemplated by the Registration Statement.

Reliances

We are solicitors qualified to practice law in the Province of British Columbia. We express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws applicable in the Province of British Columbia in effect on the date hereof.

March 7, 2024 Page 4

We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein.

Opinions

1.	Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) the Shares to be issued and sold by the Company, upon payment to the Company of the consideration in such amount and form as shall be determined by the Board of Directors of the Company, or by an authorized committee thereof, when sold and issued in the Offering in accordance with the terms and in accordance with and as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The above opinions are rendered solely to the persons to whom they are addressed in connection with the above transaction, and may not be used, circulated, quoted from or otherwise referred to for any other purpose and may not be relied upon by any other person without our express prior written consent.

Yours truly,

Owen Bird Law Corporation

Owen Bird Law Corporation